Exhibit 10.1
NINTH AMENDMENT TO LEASE AND PARTIAL SURRENDER AGREEMENT
     This Ninth Amendment of Lease and Partial Surrender Agreement (this “Agreement”) dated as of the 24th day of September, 2008, between 5 INDEPENDENCE SPE LLC, having an address c/o Mack-Cali Realty Corporation, 343 Thornall Street, P.O. Box 7817, Edison, New Jersey 08818-7817 (“Landlord”) and HARRIS INTERACTIVE, INC., having an address at 135 Corporate Woods, Rochester, New York 14623-1457 (“Tenant”).
WITNESSETH:
WHEREAS:
A. Bellemead Development Corporation and Total Research Corporation, predecessor in interest to Tenant, heretofore entered into a certain lease dated December 2, 1985, as amended on July 31, 1986, January 5, 1987, November 27, 1990, December 27, 1995, December 12, 1996, February 19, 1998, June 15, 1998, September 28, 1999, December 15, 2000 and February 20, 2004 (said lease as it was and may hereafter be amended is hereinafter called the “Lease”) with respect to approximately 29,112 gross rentable square feet (the “Existing Premises”) in a portion of the building commonly known as 5 Independence Way, Princeton, New Jersey (the “Building”); and
B. The Term of the Lease currently expires on February 28, 2011; and
C. Tenant desires to (i) surrender to Landlord a portion of the Existing Premises consisting of approximately 5,627 gross rentable square feet, as shown on Exhibit A attached hereto (the “Surrender Premises”), and (ii) remain obligated under the Lease for the balance of the Existing Premises consisting of approximately 23,485 gross rentable square feet (the “Retained Premises”); and
D. Landlord is willing to accept Tenant’s surrender of the Surrender Premises, subject, however, to the terms and conditions contained herein; and
E. Landlord and Tenant desire to extend the Term of the Lease with respect to the Retained Premises so that the Term of the Lease shall now expire ten (10) years from the Effective Date (as defined below).
     NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereto agree as follows:
     1. Defined Terms. All terms contained in this Agreement that are defined in the Lease, shall, for the purposes hereof, have the same meaning ascribed to them in the Lease.
     2. Incorporation by Reference. The above recitals are incorporated herein by reference.
     3. Surrender. (a) Subject to the provisions of this Agreement, the Lease and the term and estate granted thereunder with respect to the Surrender Premises shall terminate and expire as of the day prior to the Effective Date (the “Surrender Date”), as fully and completely as if the Surrender Date was the date originally fixed in the Lease as the Termination Date with respect to the Surrender Premises, and Tenant shall surrender the Surrender Premises on the Surrender Date to Landlord as fully and completely as if the Surrender Date was the date originally fixed in the Lease as the Termination Date with respect to the Surrender Premises, and Landlord shall accept the Surrender Premises on the Surrender Date, to have and to hold the same for the unexpired residue of the term of the Lease. After the Surrender Date, Tenant shall have no further rights, obligations or liabilities of any kind or nature under the Lease with respect to the Surrender Premises, except as expressly provided in this Agreement. Tenant acknowledges its obligation to pay Minimum Rent, Adjusted Minimum Rent and any other charges payable by Tenant under the Lease (whether or not said sum shall have been fixed as of the Surrender Date) applicable to the Surrender Premises through the Surrender Date. Upon final computation of Adjusted Minimum Rent due applicable to the Surrender Premises, Landlord shall promptly refund or credit, at Landlord’s option, any excess payment (if any) and Lessee shall promptly make up any underpayment (if any). This provision shall survive the Lease termination applicable to the Surrender Premises.
          (b) Notwithstanding anything to the contrary contained in the Lease, on or before the Surrender Date, Tenant shall surrender the Surrender Premises free from all Tenant’s furniture and equipment, in broom clean but otherwise as-is condition. In the event that Tenant fails to surrender the Surrender Premises to Landlord on the Surrender Date in accordance with the terms of this Agreement, then Tenant’s occupancy of the Surrender Premises shall be deemed a holdover tenancy for the period commencing on the Surrender Date to and including the date on which Tenant surrenders the Surrender Premises to Landlord in accordance with the terms of this Agreement and such occupancy shall be subject to the terms of Article 55 of the Lease.
          (c) The effective date shall be the day Landlord, at Landlord’s sole cost and expense, completes construction of a demising wall between the Surrender Premises and the Retained Premises (the “Effective Date”), which Landlord estimates to be on or about November 1, 2008. In addition to the demising wall, Landlord, at its sole cost and expense, shall remove wallpaper where necessary, paint and carpet the Retained Premises in colors to be chosen by Tenant from Landlord’s standard paint and carpet selection charts (the “Landlord’s Work”). The Landlord’s Work shall be performed at mutually agreed upon times and Landlord shall use reasonable efforts to minimize disruption to Tenant’s use of the Retained Premises. Tenant shall cooperate with Landlord during the performance of any work hereunder by removing all wall hangings and relocating all furniture, equipment and personnel as necessary, at Tenant’s sole cost. Tenant acknowledges that it is in occupancy of the Retained Premises and hereby accepts the Retained Premises in their “AS-IS” physical condition and state of repair as of the Effective Date, subject, however, to the terms of this subparagraph (c). Landlord shall make reasonable efforts to erect and finish the demising wall no later than November 1, 2008 and to complete Landlord’s Work no later than January 1, 2009 (as reasonably approved by Tenant and subject only to minor punch-list items). Landlord shall have no obligation to do any work, perform any services or grant any construction allowances in connection with this Agreement or the extension of the term of the Lease, except as set forth in this subparagraph (c).
     4. Extension Term. (a) The Term applicable to the Retained Premises shall be extended for a period of ten (10) years commencing on the Effective Date and terminating 11:59 p.m. on the last day of the month in which the day prior to the tenth (10th) anniversary of the Effective Date occurs.
          (b) During the term of the Lease, as extended hereby, Tenant shall continue to perform all of its obligations under the Lease, as amended hereby, including, without limitation, the payment of Minimum Rent, Adjusted Minimum Rent, costs of electricity and all other charges under the Lease, as amended hereby
     5. Changes to Defined Terms in the Lease. From and after the Effective Date, the Lease shall be modified as follows:
          a. The term “Demised Premises” in the Lease shall be the approximately 23,485 square feet referred to as the Retained Premises in this Amendment. All terms and agreements contained in the Lease shall apply to the Retained Premises demised herein with the same force and effect as if the same had been set forth in full herein except as otherwise expressly provided in this Agreement.
          b. The term “Minimum Rent” shall be defined as follows:

			Annual
	Annual	Monthly	Per Sq.
Term	Rate	Installments	Ft. Rate
Commencing on the Effective Date through and including the last day of the month in which the day prior to the third (3rd) year anniversary of the Effective Date occurs	$598,867.50	$49,905.63	$25.50

For the next three (3) years	$622,352.50	$51,862.71	$26.50

For the last four (4) years	$645,837.50	$53,819.79	$27.50
If the Effective Date is a day other than the first day of a calendar month, the monthly installment of Minimum Rent for the month during which the Effective Date occurs shall be prorated.
          c. During the term of the Lease, as extended hereby, Tenant shall pay Adjusted Minimum Rent and all other sums due under the Lease, as amended hereby.
          d. The term “Occupancy Percentage” as used in the Lease shall mean 20.71%.
          e. For purposes of computing the Adjusted Minimum Rent with respect to the Retained Premises, commencing on the Effective Date through and including February 28, 2011, the terms “First Tax Year” and “First Operating Year” shall each mean the calendar year ending December 31, 2004.
          As of March 1, 2011, Tenant shall pay Landlord an Adjusted Minimum Rent as follows and Section 36 of the Lease shall be deemed amended accordingly: Tenant shall pay Landlord Tenant’s Occupancy Percentage of Taxes and Building Operating Costs for the Building over a “Tax and Operating Cost Expense Stop” of $1,037,390.40 ($9.15 multiplied by the gross rentable square footage of the Building, i.e. 113,376 square feet). The Taxes and Building Operating Costs shall be combined, and Tenant shall pay, as the Adjusted Minimum Rent, Tenant’s Occupancy Percentage that such combined sum of Taxes and Building Operating Costs for the Building exceeds the Tax and Operating Cost Expense Stop of $1,037,390.40 ($9.15 multiplied by the gross rentable square footage of the Building, i.e. 113,376 square feet). Such Adjusted Minimum Rent shall be paid by Tenant to Landlord in accordance with Section 36.5(1) of the Lease, mutatis mutandis.
          f. The “parking spaces” shall be eighty-two (82) spaces.
     6. Effective Date. No later than thirty (30) days after the determination of the Effective Date, the parties shall agree to memorialize the Effective Date in writing.
     7. Broker. Tenant represents and warrants to Landlord that no broker brought about this transaction, except CB Richard Ellis, Inc. The Landlord is responsible for the payment of CB Richard Ellis, Inc. and Landlord and Tenant each agree to indemnify and hold Landlord harmless from any and all claims of any other broker arising out of or in connection with negotiations of, or entering into of, this Agreement.
     8. Estoppel. Tenant hereby represents to Landlord that (i) there exists no default under the Lease either by Landlord or Tenant; (ii) Tenant is entitled to no credit, free rent or other offset or abatement of the rents due under the Lease; (iii) there exists no offset, defense or counterclaim to Tenant’s obligation under the Lease; (iv) and Tenant has no options to renew or extend the term of the Lease or any rights of first refusal or first offer or any other rights with respect to additional space or expansion space.
     9. Mortgagee Approval. This Agreement is expressly conditioned upon Landlord receiving the consent and approval of Landlord’s mortgagee to its terms and provisions not later than thirty (30) days after its execution by Tenant and Landlord, and delivery to Landlord. Should said consent not be received within the aforesaid time period, either party may cancel this Agreement, and thereafter the Lease shall remain in full force and effect.
     10. Ratification. Except as expressly amended herein, the Lease, as amended herein, shall remain in full force and effect as if the same had been set forth in full herein, and Landlord and Tenant hereby ratify and confirm all of the terms and conditions thereof.
     11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.
     IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands and seals the date and year first above written, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this Agreement.
LANDLORD:
5 INDEPENDENCE SPE LLC
By: Gale SLG NJ Mezz LLC, sole member
      By: Gale SLG NJ Operating Partnership L.P., sole member
           By: Gale SLG NJ GP LLC, general partner
                By: Mack-Green-Gale LLC, sole member
                     By: Mack-Cali Ventures L.L.C., managing member
                          By: Mack-Cali Realty, L.P., sole member
                               By: Mack-Cali Realty Corporation, general partner

By:	/s/ Mitchell E. Hersh
	Name:	Mitchell E. Hersh
	Title:	President and Chief Executive Officer

TENANT:
HARRIS INTERACTIVE, INC.

By:	/s/ Gregory T. Novak

	Name:	Gregory T. Novak

(please print)

	Title:	President and CEO

(please print)

By:	/s/ Ronald E. Salluzzo

	Name:	Ronald E. Salluzzo

(please print)

	Title:	Chief Financial Officer

(please print)

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